Exhibit 11
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

                             CityFed Financial Corp.
              Statement Regarding the Computation of Per Share Loss




                                                            Three Months Ended
                                                            ------------------
                                                                 March 31,
                                                                 ---------

                                                         2001              2000
                                                         ----              ----

 Computation of Loss Per Share:


 Weighted average number of shares outstanding           18,715,609         18,715,609

 Loss applicable to common stock:1


   From continuing operations                           $(2,132,000)       $(2,082,000)

   From discontinued operations                         $        -         $(1,037,000)
                                                        -----------        -----------

   Net loss                                             $(2,132,000)       $(3,119,000)
                                                        ===========        ===========

 Basic and diluted loss per share:


   From continuing operations                           $     (0.11)       $     (0.11)

   From discontinued operations                         $  (     - )       $     (0.06)
                                                        -----------        -----------
   Net loss                                             $     (0.11)       $     (0.17)
                                                        ===========        ===========
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1 Losses applicable to Common Stock are net of preferred stock dividends for the three months ended March 31, 2001 and 2000 in the amount of $2,159,000.